Exhibit 23.1


	       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 1998, which appears on page 13 of the 1997 Annual Report to Shareholders of Chris-Craft Industries, Inc., which is incorporated by reference in Chris-Craft Industries, Inc.'s Annual Report on Form 10-K for the year ended
December 31, 1997. We also consent to the incorporation by reference in this Registration Statement of our report dated May 8, 1998 appearing on page 1 of the Annual Report of the Chris-Craft Industries, Inc. Employees' Stock Purchase Plan on Form 11-K for the year ended
December 31, 1997.



PricewaterhouseCoopers LLP


New York, New York
December 29, 1998